Exhibit 99(e)

Tender Form - ADS Holders
THIS DOCUMENT IS IMPORTANT. IF YOU DO NOT UNDERSTAND IT YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISER WITHOUT DELAY.

INSERT

HOLDER

DETAILS

HERE

A

You should refer to the instructions on the reverse of this form before completing this form.

I/We instruct JPMorgan Chase to offer to sell the Shares represented by the following ADSs to Westpac (“Tender”) at the Tender Price(s) specified and on the terms and conditions set out in the Buy-Back Documents:

B	+	ADSs as a FINAL PRICE TENDER	Insert the number of ADSs (if any) you wish to Tender as a Final Price Tender.

AND/OR

+	at A $70.00 per ADS

at A $72.50 per ADS

+	at A $75.00 per ADS

+	at A $77.50 per ADS

Insert the number of ADSs (if any) you wish to Tender next to the price at which you wish to sell those ADSs.
+	at A $80.00 per ADS

+	at A $82.50 per ADS

+	at A $85.00 per ADS

+	at A $87.50 per ADS

+	at A $90.00 per ADS

Footnote: The Tender Prices expressed above are in Australian Dollars. Holders of ADSs will receive the US Dollar equivalent of the Final Price Tender.

C	Add up all the ADSs in each row and write that number in Box C. The total of ADSs Tendered cannot exceed your holding in Box A.
=	TOTAL NUMBER OF ADSs TENDERED

D	Please sign within the boxes below and submit this form in accordance with instructions on the reverse of this form
Individual, Authorized Signatory OR Joint ADS Holder #1	Joint ADS Holder #2 (individual)	Joint ADS Holder #3 (individual)

Authorized Signatory:
Name :	Title :

Please provide your contact details:

/ /
Date	Contact name	Contact daytime telephone number	Taxpayer Identification Number

Tender Form Instructions - ADS Holders

How to complete the Tender Form

The instructions below are cross-referenced to the Tender Form. Please complete the form in black ink only.

A               Insert in Box A the total number of ADSs that are registered in your name.

B               Section B allows you to choose (subject to the following instructions) whether you Tender your ADSs as a Final Price Tender and/or at specified prices.

You may tender different parcels of ADSs at different Tender Prices.  For example, you may instruct JPMorgan Chase to tender some Shares represented by ADSs shown in Box A as a Final Price Tender, some Shares represented by ADSs at the specified price of say, A $72.50, and some Shares represented by ADSs at the specified price of, say A $75.00. Each parcel of ADSs tendered at a different Tender Price is a separate Tender.

C               You must add up the number of ADSs inserted in Box B and write the total number in Box C.  This total number must not exceed the number of ADSs that you have written in Box A.  You are tendering the total number of ADSs appearing in Box C with this Tender Form.

D               Sign and date the Tender Form and include your Taxpayer Identification Number at Box D.  By signing and returning this Tender Form you acknowledge that you have read and understood the Buy-Back Documents and that the Tender(s) specified on this Tender Form are instructions to JPMorgan Chase to offer to sell the tendered Shares represented by ADSs to Westpac at the Tender Price(s) specified and on the terms and conditions set out in the Buy-Back Documents.

If this Tender Form is signed by the registered holder(s) of the ADSs tendered hereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without any change whatsoever.

If any of the ADSs tendered hereby are owned of record by two or more joint owners, all such persons must sign this Tender Form.

If this Tender Form or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such a person should so indicate when signing, and proper evidence satisfactory to JPMorgan Chase of the authority of such person so to act must be submitted with this Tender Form.

If this Tender Form is signed by the registered owner(s) of the ADSs tendered hereby, no endorsements of certificates or separate stock powers are required unless payment of the buy-back price determined under the tender process is to be made, or certificates for ADSs not tendered or accepted for payment are to be issued, to a person other than the registered owner(s). Signatures on any such certificates or stock powers must be guaranteed by an eligible institution.

If this Tender Form is signed by a person other than the registered owner(s) of the ADSs tendered hereby, the certificate(s) representing such ADSs must be properly endorsed for transfer or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered owner(s) appear(s) on the certificate(s). The signature(s) on any such certificate(s) or stock power(s) must be guaranteed by an eligible institution.

Please also provide a contact name and daytime telephone number in case we need to contact you about your Tender.

Submitting your Tender Form

If you require further information on how to complete this form please contact the information agent, D.F. King & Co., Inc. at (212) 269-5550 (banks and brokerage firms) or 1 (888) 644-6071 (all others).

Use the enclosed envelope to send or deliver your completed and signed Tender Form and ADSs to the following address so that they are received no later than 3:00 pm (New York time) on Thursday, June 17, 2004.

Deliver this Buy-Back Tender Form:

by mail:	by hand or overnight delivery:
JPMorgan Chase Bank	JPMorgan Chase Bank
c/o Equiserve Corporate Reorganization	c/o Equiserve Corporate Reorganization
P.O. Box 43006	161 Bay State Drive
Providence, RI 02940-3006	Braintree, MA 02184

At any time, Westpac may (at its sole discretion) accept or reject any Tender or Tender Form and/or accept or reject a Tender not made on the terms and conditions set out in the Buy-Back Documents, or a Tender Form not submitted in accordance with the procedures set out in the Buy-Back Documents, including without limitation any Tender Forms that are not properly completed. Westpac may do each of these things in relation to all or some of the Tenders or the Tender Forms it receives, in its absolute discretion.

DELIVERY OF THE BUY-BACK TENDER FORM TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Capitalised terms not defined herein have the meaning given to them in the Buy-Back Booklet that accompanies this Tender Form.